Exhibit 99.3

News

Intellinetics, Inc. Appoints Murray H. Gross

as Chairman of the Board

As Company Enters Rapid Growth Phase, Gross To Lead

Focused Sales and Marketing Initiatives To Drive Revenues

COLUMBUS, OH – (April 30, 2015) – Intellinetics, Inc. (OTCQB: INLX), a leading-edge technology company focused on the design, implementation and management of cloud-based Enterprise Content Management (ECM) systems in both the public and private sectors, today announced that Murray H. Gross has been appointed Chairman of the Board. Gross has extensive experience in building successful publicly held micro-cap companies, with proven expertise in marketing & sales management, finance, and mergers & acquisitions.

Gross was Chairman, CEO, and President of US Home Systems (NASDAQ: USHS) from its inception in 1997 through 2012. The Company grew to $180 million in sales when it was acquired by The Home Depot (NYSE: HD) in October 2012 for nearly $100 million.

Prior to founding USHS, Gross was the President and COO of Facelifters Home Systems from 1987 – 1996 when it was acquired by AMRE (NYSE: AMM) for $44 million. Gross began his entrepreneurial pursuits when he co-founded Pennsylvania-based Busy Beavers Remodelers. This Company was sold to its partner, Busy Beavers Home Centers, and both companies were acquired in 1972 by Cyclops Corporation, then number 240 on the Fortune 500 list.

Gross said that, “My objective is to make impactful contributions that assist Intellinetics in its goal to become a meaningful provider to the nearly $6 billion ECM (Enterprise Content Management) market. I discovered Intellinetics first as an investor, and then came to have a deeper appreciation of its possibilities while working as a sales and marketing consultant for the Company. The relevance and usefulness of Intellinetics’ solutions for small or mid-sized business are truly extraordinary. I look forward to working with the Board and the team to increase both revenue and shareholder value,” concluded Gross.

Matthew L. Chretien, President and CEO of Intellinetics, said that, “We believe that 2015 is the year we will show significant financial progress in both material growth and profitability. The addition of Murray’s skill sets and deep experience in successfully building and growing sales-based businesses will be a significant resource for our growth plans.

“Our encouraging fourth quarter financial results – and the 72% increase in quarter-over-quarter revenues – are the first tangible results that we are on the right path,” Chretien said.

IntelliCloudTM – Powered by the Intel® NUC

Intellinetics is advancing three complimentary paths to grow distribution of new solutions and its IntelliCloud program. IntelliCloud (data storage and cloud computing enabled technology) is delivered to the market by our channel partners as a turnkey solution to reduce operational costs and increase document accessibility and security for SMEs (small to medium enterprises).

About Intellinetics, Inc.

Intellinetics, Inc., formerly known as GlobalWise Investments, Inc., is a Columbus, Ohio-based Enterprise Content Management (ECM) solutions company. Intellinetics partnered with Intel to build its next generation IntelliCloud Channel Program that creates a selling advantage for partners by empowering them to easily embed branded, cloud/premise-based document solutions as a feature of the hardware or managed services they already provide.  IntelliCloud gives dealers a “deploy once, use many” model, where one IntelliCloud customer sale/activation creates endless possibilities to add other software applications that deliver more value and increase revenue.  For additional information, please visit: www.Intellinetics.com

Cautionary Statement

Statements in this press release which are not purely historical, including statements regarding Intellinetics’ intentions, beliefs, expectations, representations, projections, plans or strategies regarding the future are forward-looking statements. The forward-looking statements involve risks and uncertainties including, but not limited to, the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company’s cash flow or adequacy of capital resources, market acceptance risks, technical development risks, and other risk factors. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Intellinetics disclaims any obligation and does not undertake to update or revise any forward-looking statements in this press release. Expanded and historical information is made available to the public by Intellinetics and its Affiliates on its website or at www.intellinetics.com or at www.sec.gov .

Contact:

Matthew L. Chretien, President and CEO

Intellinetics, Inc.

614-921-8170 matt@intellinetics.com